Exhibit 99.1

CIPHERGEN  LOGO

                                                           FOR IMMEDIATE RELEASE


            CIPHERGEN BIOSYSTEMS ANNOUNCES RESULTS OF ANNUAL MEETING

Fremont, Calif., July 6, 2007 - Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today that at its annual meeting held on June 29, 2007, its stockholders elected Michael J. Callaghan, Kenneth J. Conway, and James L. Rathmann as Class I directors for three-year terms and ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2007. Ciphergen stockholders also approved amendments to the company's certificate of incorporation to increase the authorized shares of capital stock to 155,000,000 and the authorized number of shares of common stock to 150,000,000, and to change the name of the company to Vermillion, Inc. In connection with the name change, which is expected to become effective mid-August 2007, the company has reserved the Nasdaq ticker symbol VRML.

"We believe the name change reflects the significant transformation that has occurred over the last year, and provides a new foundation from which to build a high-value diagnostics company," said Gail S. Page, Chief Executive Officer and President. "Vermillion signifies health, life, passion and our commitment to improving patient health."

About Ciphergen

Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women's health with an initial focus in ovarian cancer. Ciphergen is based in Fremont, California. More information about Ciphergen can be found on the Web at: http://www.ciphergen.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties, including those that can be found in Ciphergen's Form 10-K for the year ended December 31, 2006, and in Ciphergen's periodic reports on Form 10-Q and Form 8-K. Statements in this release are based upon information available to Ciphergen as of the date of the release.

Information and announcements involving Ciphergen's expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. We claim the protection of such safe harbor, and disclaim any intent or obligation to update any forward-looking statement contained in this document as a result of new information, future events or otherwise. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.

NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.